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                                                                       Exhibit U

                  NATURAL GASOLINE FEEDSTOCK HANDLING AGREEMENT

     THIS AGREEMENT is entered into this 21st day of September, 2005, by and between South Hampton Resources, Inc., a Texas corporation, hereinafter referred to as "Customer" and Martin Gas Sales, a division of Martin Operating Partnership, L.P., a Delaware limited partnership, hereinafter referred to as "Company."

     WHEREAS, Company currently handles Customer's natural gasoline feedstock needs;

     WHEREAS, Company desires to handle Customer's needs for natural gasoline feedstock to be delivered to Customer via the eight inch liquid products pipeline originating at Teppco Beaumont Marine Terminal in Orange County, Texas, and terminating approximately thirty-two miles north at South Hampton Refining Co. facility at 7752 Highway 418 near Silsbee, Texas (the "GSPL Pipeline") on a year around basis;

     WHEREAS, handling all of Customer's need for natural gasoline feedstock to be delivered via the GSPL Pipeline on a year around basis will require the Company to construct an 80,000 barrel or larger storage tank with vapor recovery (the "Tank"), which will be tied to the TEPPCO pipeline system; and

     WHEREAS, construction of such storage tank and related improvements by the Company will result in great expense.

     NOW, THEREFORE, in consideration of these premises and the mutual promises set forth herein, Customer and Company agree as follows:

     1. Term: This Agreement shall commence on the Effective Date and terminate seven years after the Tank Service Date (the "Primary Term"), subject to the renewal terms provided for herein. This Agreement shall automatically renew for successive one-year terms unless either party provides written notice of non-renewal to the other party at least one hundred eighty (180) days prior to the expiration of the then existing term.

     2. Services: During the Term of this Agreement, Customer agrees to transport all of its pipeline natural gasoline feedstock needs for its facility located at 7752 Highway 418, Silsbee, Texas, with such needs being no less than 180,000 barrels per

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calendar quarter (the "Minimum Volume"), through Company's facilities located adjacent to the Neches River in Jefferson County, Texas. Notwithstanding anything herein to the contrary, in the event the volume of product handled by Company for Customer for any calendar quarter falls below the Minimum Volume, Customer agrees to pay Company as if Company had handled the Minimum Volume for such calendar quarter at the rates contained in Paragraph 3. The rate in 3a shall apply to actual barrels delivered, and 3b shall apply to the Minimum Volume or actual volume, which ever is larger. Irrespective of the Effective Date of this Agreement, Company's obligations under this paragraph to handle Customer's natural gasoline feedstock and Customer's obligation to use Company for such handling shall not commence until the Tank Service Date.

     3. Fee: Customer shall pay Company the following amounts for all natural gasoline feedstock handled for the Customer by the Company's facility:

          a. all applicable TEPPCO tariff charges (expected to be $0.0150 per gallon); and

          b. a fee of $0.02 per gallon for the pipeline/storage tank installation and operational expenses.

The Fee charged pursuant to Paragraph 3(b) shall be adjusted upward annually and the percentage increase shall be based on 75% of the percentage change of the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index - Urban Wage Earners and Clerical Workers (Base Period 1967=100) based upon latest available trailing 12 months and the change in the Fee shall become effective on each annual anniversary of Tank Service Date.

     4. Construction of Storage Facility: In order to maintain adequate supplies of natural gasoline feedstock to meet Customer's needs, Company shall construct the Tank, which shall be dedicated to the storage of natural gasoline consistent with the TEPPCO pipeline specifications attached hereto as Exhibit "A" or with specifications as may be mutually agreed from time to time on a case by case basis by the parties. The Tank shall be tied to the TEPPCO pipeline system by a new Company pipeline. Within sixty (60) days of the effective date of this Agreement, Company shall provide to


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Customer a schedule for construction of the Tank and new Company pipeline, which shall include the anticipated completion and start-up dates. "Tank Service Date" shall be defined as the date the Tank has been completed along with all necessary pipeline connections and product is available for delivery into the GSPL Pipeline. The Company will promptly send written confirmation of the Tank Service Date to the Customer, once such date occurs.

     5. Product Ownership Transfer: Title to, possession and risk of loss of the natural gasoline feedstock to be delivered to Customer via the GSPL Pipeline shall pass from Company to Customer, when the product passes through the transfer meter located at TEPPCO BMT (the "Meter") into the GSPL Pipeline unless otherwise agreed by both parties. The readings from the Meter shall be used in determining compliance with the minimum volumes required under Paragraph 2 and for calculation of the fee owed to Company by Customer pursuant to Paragraph 3. Such meter will be calibrated periodically according to TEPPCO standard practice, and the Customer shall have the right to be notified of the calibration date and be allowed to observe, if desired.

     6. Force Majeure: No liability shall result to either party from delay in performance or from nonperformance hereunder caused by circumstances beyond the control of the party who has delayed performance or not performed. Such circumstances may include, but are not limited to, flood or other act of God, war, governmental action or inaction, inability to obtain natural gasoline, or requirement of governmental authority, strike or lockout. The non-performing party shall be diligent in attempting to remove any such cause and shall promptly notify the other party of its extent and probable duration and shall give the other party such evidence as it reasonably can of such force majeure.

     7. Consequential Damages. The parties hereto waive all claims against one another for any consequential damages, except those damages specifically provided for herein, resulting from the breach of this Agreement by a party.

     8. Confidentiality. The parties agree that the terms of this Agreement shall remain confidential between the parties and shall not be disclosed to any third party (excluding the professional advisors of either party who have a duty to maintain its confidentiality) without first obtaining the other party's prior written consent.


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     9. Mediation: In the event of any dispute arising under this Agreement, the parties agree to attempt to resolve the dispute through good faith mediation prior to the initiation of suit. The Parties agree to make a good faith effort to choose a mutually acceptable mediator. The costs of mediation shall be shared equally by both Parties.

     10. Entire Agreement: This Agreement constitutes the sole and only agreement of the parties and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this Agreement.

     11. Assignment: Neither this Agreement nor any duties or obligations under this Agreement shall be assignable by the parties hereto without the prior written consent of the other party, except that Company may assign its rights and obligations under this Agreement to an affiliate without consent. In the event of an assignment for which consent has been granted or is not required, the assignee or the assignees legal representative shall agree in writing to personally assume, perform, and be bound by all of the covenants, obligations, and agreements contained in this Agreement.

     12. Successors and Assigns: Subject to the provisions regarding assignment in Paragraph 11, this Agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

     13. Governing Law: The validity of this Agreement and of any of the terms or provisions hereof, as well as the rights and duties of the parties, shall be governed by the laws of the State of Texas. Exclusive venue for any dispute hereunder shall be the State District Courts in Jefferson County, Texas.

     14. Amendment: This Agreement may be amended by the mutual agreement of the parties hereto and a writing to be attached to and incorporated into this agreement.

     15. Severability: In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or enforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provisions, and this Agreement shall be construed as if such invalid and illegal or unenforceable provisions have never been contained in it.

     16. Notices: All notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been given at the time when


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personally delivered, or mailed in a registered or certified pre-paid envelope, return receipt requested

and addressed to the other party at the address below:

     If to Company:                       If to Customer:

     Martin Operating Partnership, L.P.   South Hampton Resources, Inc.
     Attn: Don Neumeyer                   Attn: Nick Carter
     P. O. Box 191                        P. O. Box 1636
     Kilgore, Texas 75663                 Silsbee, Texas 77656

or at such other address as hereafter may be notified in writing by one party to the other.

     17. Default:

          a. If Customer fails to comply with its obligations hereunder, Company may, after giving Customer sixty (60) days to cure such default after written notice, terminate this Agreement. In the event of termination of this Agreement due to Customer's default, Customer shall be liable to Company for all amounts that the Company was required to pay, in order to construct the Tank, the new Company pipeline and other related improvements for the purpose of performing the obligations contained herein, up to a maximum of $4,000,000.00 (the "Reimbursement Costs"). The Company, upon completion of the facilities will notify the Customer the final amount expended, and the Customer will have an opportunity to examine the records evidencing such final expenditures. In the event that Customer disputes the amount of the Reimbursement Costs, the Customer must notify the Company of such dispute within ninety (90) days after the Company provides Customer with the notice of the final amount expended or else the Customer waives any objection to the Reimbursement Costs. In the event a dispute over the Reimbursement Costs occurs during such ninety (90) day period, the parties will attempt to resolve such disagreement in the manner established in Paragraph 9 of this Agreement. The Customer's duty to reimburse Company for the Reimbursement Costs will be amortized over a period of seven years, such that the Reimbursement Costs shall be incrementally reduced each year on the anniversary of the Tank Service Date. On each anniversary of the Tank Service Date, the Reimbursement Cost shall be reduced by one-seventh of the original Reimbursement Cost. In the event of default by Customer and election of termination by Company as provided herein, Customer shall pay to


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Company the unamortized portion of the Reimbursement Costs. On expiration of the
Primary Term without default by Customer, Customer shall no longer have any obligation to Company to pay any Reimbursement Costs. Customer's payment of the Reimbursement Costs described herein shall not be construed as an election of remedies by Company, and Customer shall remain liable for all other damages and Company may seek all other remedies available to Company under the law.

          b. If Company fails to comply with its obligations hereunder, Customer may, after giving Company sixty (60) days to cure such default after written notice, terminate this Agreement. In the event of the termination of this agreement due to the Company's default, the Company agrees to reimburse the Customer for any additional transportation charges the Customer might suffer above the contract amounts listed in this Agreement. Such reimbursements shall be done quarterly and will be paid promptly upon presentation of evidence of actual charges incurred less credit for the amount of fees identified in Paragraph 3.

     18. Further Assurances: The parties agree to execute such other documents as may be required to implement the terms and provisions and fulfill the intent of this Agreement.

     19. Binding. This Agreement shall be binding on the parties on the Effective Date.

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EXECUTED effective the 21ST day of September, 2005 (the "Effective Date").

                                        MARTIN GAS SALES, A DIVISION OF
                                        MARTIN OPERATING PARTNERSHIP L.P.

                                        By Martin Operating GP LLC,
                                        Its General Partner

                                        By Martin Midstream Partners L.P.,
                                        Its Sole Member

                                        By Martin Midstream GP LLC,
                                        Its General Partner


                                        By: /s/ DON NEUMEYER
                                            ------------------------------------
                                        Printed Name: Don Neumeyer
                                        Its Executive Vice President


                                        SOUTH HAMPTON RESOURCES, INC.


                                        By: /s/ NICHOLAS CARTER
                                            ------------------------------------
                                        Printed Name: Nicholas Carter
                                        Its President


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